As filed with the Securities and Exchange Commission on November 21, 2003

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RETALIX LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

10 Zarhin Street
Raanana, 43000
Israel
(972) 9-776-6677
(Address and Telephone Number of Registrant’s principal executive offices)

Retalix USA Inc.
6200 Tennyson Parkway, Suite 150, Plano, TX 75093
(469) 241-8400
(Name, address and telephone number of agent for service)

Copies To:

Harvey E. Bines, Esq	Amir Tzafrir, Adv.
Adam M. Klein, Adv.

Sullivan & Worcester LLP	Goldfarb, Levy, Eran & Co.
One Post Office Square	2 Ibn Gvirol Street
Boston, MA 02109	Tel Aviv 64077 Israel

Tel: 617-338-2800	Tel: 972-3-608-9999
Fax: 617-338-2880	Fax: 972-3-608-9909

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share	4,100,000	$ 20.35	$ 83,435,000	$ 6,796

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Registrant's ordinary shares on The Nasdaq National Market on November 17, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2003

PROSPECTUS

RETALIX LTD.

Up to 4,100,000 Ordinary Shares

        We may offer from time to time up to 4,100,000 of our ordinary shares at prices and on terms to be determined at or prior to the time of sale. We will provide the specific prices and other terms of these offerings in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you invest.

        We may offer and sell our ordinary shares to or through underwriters, dealers and agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters or agents involved in the sale of our ordinary shares and their compensation will be described in the accompanying prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in the accompanying prospectus supplement.

        Our ordinary shares are quoted on The Nasdaq National Market under the symbol "RTLX." Our ordinary shares are also traded on the Tel-Aviv Stock Exchange. Any ordinary shares sold pursuant to a prospectus supplement will be listed on The Nasdaq National Market, subject to official notice of issuance.

        This prospectus may not be used to complete a sale of our ordinary shares unless accompanied by a supplement to the prospectus.

        Investing in our ordinary shares involves significant risks. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before purchasing our ordinary shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may offer up to 4,100,000 ordinary shares, from time to time, in one or more offerings.

        This prospectus provides you with a general description of the shares we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any initial public offering price, the price paid to us for the securities and net proceeds to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date, and you should not assume that the information in this prospectus or any supplement is accurate as of any other date.

        All references herein to “ordinary shares” refer to our ordinary shares, par value 1.0 New Israeli Shekels per share. References to “NIS” are to New Israeli Shekels. References to “dollars” or $ are to United States dollars.

THE COMPANY

        We were incorporated on March 5, 1982, under the laws of the State of Israel. Both our legal and commercial name is Retalix Ltd.  During 1999, we changed our name from Point of Sale Ltd. to our current name. Our principal offices are located at 10 Zarhin Street, Raanana 43000, Israel, and our telephone number is +011-972-9-776-6677. Our U.S. agent is our subsidiary, Retalix USA Inc., located at 6200 Tennyson Parkway, Suite 150, Plano, TX 75024 and its telephone number is (469) 241-8400. Our website address is www.retalix.com. The information contained on, or linked from, our website is not a part of this prospectus.

        Unless the context otherwise requires, all references in this prospectus to “Retalix,” “we,” “our,” “us” and the “Company” refer to Retalix Ltd. and its consolidated subsidiaries.

RISK FACTORS

        You should carefully consider the risks described below and in the documents we have incorporated by reference into this prospectus before making an investment decision. The risks described below and in the documents we have incorporated by reference into this prospectus are not the only ones facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

A continuation of the general deterioration of the economy worldwide could materially adversely affect the retail food industry, our primary target market, more intensely than other sectors, which would have a material adverse effect on our results of operations.

        We derive the substantial majority of our revenues from the sale of software products and the performance of related services to the retail food industry worldwide, including supermarkets, convenience stores and restaurants. Our future growth is critically dependent on increased sales to customers in the retail food industry. The success of our customers is directly linked to economic conditions in the retail food industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. The general deterioration of the economy worldwide has resulted in a curtailment of capital investment by our existing and potential customers. The attacks on the United States on September 11, 2001 and subsequent terror attacks worldwide have caused a further decline in the global economy. As a result, many companies, including our existing and potential customers, have indicated that they plan to postpone or decrease further capital investment. A continued decline in capital expenditures by our existing and potential customers would reduce our sales and could result in pressure on our product prices, each of which would have a material adverse effect on our operating results.

Our business is subject to fluctuations in operating results, which could cause the price of our ordinary shares to decline.

        Our quarterly operating results have varied in the past and may fluctuate in the future because of a variety of factors, many of which are outside of our control.  These factors include, among others:

•	the size, timing, terms and fluctuations of customer orders and rollout schedules;

•	the long sales cycle associated with certain of our software products;

•	the deferral of customer orders in anticipation of new software products or services from us or our competitors;

•	changes in pricing by us or our competitors;

•	the uncertainty regarding the adoption of our current and future products, including our relatively new Application Service Provider, or ASP, and e-market applications;

•	technical difficulties with respect to the use of software solutions and services developed by us; and

•	seasonality in customer purchasing and deployment patterns.

Based upon these and other factors, our quarterly operating results could fluctuate significantly in the future. This fluctuation might cause our quarterly operating results in future periods to be below the expectations of securities analysts and investors. If that occurs, the market price of our ordinary shares could decline.

Sales to large chains represent a significant portion of our revenues, and a significant reduction in project sales to these customers could significantly reduce our revenues.

        Sales to national supermarket and convenience store chains typically are large in size and represent a significant portion of our revenues. Two of our customers each accounted for more then 5% of our revenues during 2002 and a different customer accounted for more than 5% of our revenues for the first nine months of 2003. We anticipate that sales to a few customers in any given reporting period will continue to contribute materially to our revenues in the foreseeable future. A significant reduction in sales to these large chains could significantly reduce our revenues.

Our gross margins may vary significantly or decline, adversely affecting our operating results.

        Because the gross margins on product revenues are significantly greater than the gross margins on services and project revenues, our combined gross margin has fluctuated from quarter to quarter, and it may continue to fluctuate significantly based on our revenue mix between product revenues and services and project revenues. Our operating results in any given quarter may be adversely affected to the extent our gross margins decline due to our generating in that quarter a greater percentage than average of services and project revenues.

We are investing heavily in developing versions of our products based on the Microsoft .Net platform. Our business will suffer to the extent the .Net platform or our products based on the .Net platform do not achieve market acceptance.

        We have begun to develop new versions of our products using the Microsoft .Net technology platform, or the .Net platform, during 2003. The risks of our commitment to the .Net platform include the following:

•	the possibility that prospective customers will refrain from purchasing the current versions of our products because they are waiting for the .Net platform versions;

•	the possibility that our .Net platform beta customers will not become favorable reference sites;

•	adequate scalability of the .Net platform for our largest customers;

•	the ability of our development staff to learn how to efficiently and effectively develop products using the .Net platform;

•	our ability to transition our customer base onto the .Net platform when it is available;

•	Microsoft's ability to achieve market acceptance of the .Net platform; and

•	Microsoft’s continued commitment to enhancing and marketing the .Net platform.

Despite efforts to mitigate the risks of our migration to the .Net platform, there can be no assurances that our efforts to develop new products using the .Net platform will be successful. If the .Net platform or the products we develop for the .Net platform do not achieve market acceptance, it likely will have a material adverse effect on our business, operating results and financial condition.

Our software products might not be compatible with all major hardware and software platforms, which could inhibit sales and harm our business.

        We must continually modify and enhance our products to keep pace with changes in leading computer hardware and database technology as well as emerging technical standards in the software industry and changes in customer demands. Any changes to hardware and software platforms and applications that our products work with could require us to modify our products and could cause us to delay releasing a product until the updated version of that hardware and software platform or application has been released. As a result, customers could delay purchases until they determine how our products will operate with these updated platforms or applications, which could inhibit sales of our products and harm our business. In addition, developing and maintaining consistent software product performance across various technology platforms could place a significant strain on our resources and software product release schedules, which could adversely affect our results of operations. In 2001 and 2002, we modified our software products to work with Windows XP Embedded and Linux open source operating systems. We continuously evaluate new technologies and implement into our products advanced technology such as our current .Net effort. Many existing and potential customers have not yet acquired these operating systems and we cannot assure you that these modifications will be successful. Moreover, if we fail in our product development efforts to accurately address in a timely manner, evolving industry standards, new technology advancements or important third-party interfaces or product architectures, sales of our products and services will suffer.

We may have difficulty implementing our products, which could damage our reputation and our ability to generate new business.

        Our software products are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the customer. Consequently, implementation of our software products can be a lengthy process, and commitment of resources by our clients is subject to a number of significant risks over which we have little or no control. Although average implementation times have recently declined, we believe the implementation of our enterprise management application suite can be longer and more complicated than our other applications as they typically:

•	appeal to larger retailers who have multiple divisions requiring multiple implementation projects;

•	require the execution of implementation procedures in multiple layers of software;

•	offer a retailer more deployment options and other configuration choices; and

•	may involve third party integrators to change business processes concurrent with the implementation of the software.

Delays in the implementations of any of our software products, whether by our business partners or us, may result in client dissatisfaction, disputes with our customers, or damage to our reputation. Significant problems implementing our software therefore, can cause delays or prevent us from collecting fees for our software and can damage our ability to generate new business.

Our failure to integrate businesses that we acquire could disrupt our business, dilute your holdings in us and harm our financial condition and operating results.

        We plan to make future strategic acquisitions of complementary companies, products or technologies. These acquisitions could disrupt our business. In addition, your holdings in our company would be diluted if we issue equity securities in connection with any acquisition. Acquisitions involve numerous risks, including:

•	problems combining the acquired operations, technologies or products;

•	unanticipated costs or liabilities;

•	diversion of management's attention;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of the acquired organizations.

We may not be able to successfully integrate any business, technologies or personnel that we have acquired or that we might acquire, and this could harm our financial condition and operating results.

The markets in which we sell our products and services are competitive and increased competition could cause us to lose market share, reduce our revenues and adversely affect our operating results.

        The market for retail food information systems is highly competitive. A number of companies offer competitive products that address our target markets. In addition, we believe that new market entrants may attempt to develop retail food information systems and we are likely to compete with new companies in the future. With respect to our e-marketplace initiatives, the barriers are relatively low and competition from other established and emerging companies may develop in the future.  Some of our existing or potential competitors have greater financial, technical and marketing resources than we have.  As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. We also expect to encounter potential customers that, because of existing relationships with our competitors, are committed to the products offered by these competitors. As a result, competitive pressures could cause us to lose market share, and require us to reduce our prices and profit margins.  This could cause a decline in our revenues and adversely affect our operating results.

The long sales cycle for certain of our products could cause revenues and operating results to vary from quarter to quarter, which could cause volatility in our stock price.

        We could incur substantial sales and marketing and research and development expenses while customers are evaluating our products and before they place an order with us. Purchases of our solutions are often part of larger information technology infrastructure initiatives on the part of our customers. As a result, these customers typically expend significant effort in evaluating, testing and qualifying our software products. This evaluation process is frequently lengthy and can range from two months to one year or more. Even after this evaluation process, a potential customer may not purchase our products. In addition, the time required to implement our products can vary significantly with the needs of our customers and generally lasts for several months. The implementation process is also subject to delay. We cannot control these delays.  As a result, we cannot predict the length of these sales cycles and we cannot control the timing of our sales revenue. Long sales cycles also subject us to risks not usually encountered by companies whose products have short sales cycles. These risks include:

•	the potential cancellation of orders based on customers' changing budgetary constraints;

•	the shift in orders expected in one quarter to another quarter because of the timing of customers' procurement decisions; and

•	the unpredictability of internal acceptance reviews.

These factors could cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter, which could cause volatility in our stock price.

Our ASP business model is in an early stage of development and, if unsuccessful, our revenue growth could be adversely affected.

        We are in the early stages of rolling-out our ASP application services to small chains and single store retailers through our two StoreNext initiatives, StoreNext USA and StoreNext Israel. These services include head-office and back-office applications delivered via the Internet based on an ASP subscription fee pricing model. We have recently begun charging users of our ASP services a subscription fee for reporting, analysis and merchandising services. In the future, we will offer additional services for a fee. We cannot be assured that these users will accept our pricing model. In addition, these applications have not been traditionally used by smaller retailers and if they do not adopt them, our ASP initiatives may not succeed. If we are unsuccessful in selling and marketing our ASP services to these retailers, our revenue growth could be adversely affected.

Insufficient or slower than anticipated demand for our ASP services could adversely affect our revenue growth.

        We have incurred significant research and development expenses in connection with the development of our ASP initiatives. If significant demand fails to develop or develops more slowly than we anticipate, we may be unable to recover the expenses we have incurred and expect to incur in the further development of these initiatives. Any delay in or failure of the development of significant demand for our ASP services could cause our new business initiatives to fail. Even if significant demand does develop for our ASP services, the growth of our ASP services may erode parts of existing software sales revenue. Any of these factors could adversely affect our revenue growth.

Our e-market applications are in early stages of validation and, if unsuccessful, our revenue growth could be adversely affected.

        The success of our e-market applications is dependent on a number of factors.  In order for us to establish an e-marketplace, our ASP initiatives will need to generate a community sufficiently large to support such a marketplace. If we are unable to attract such community, we believe that we will be unsuccessful in creating e-marketplaces. Even if we successfully establish such a community, we may not be able to establish an e-marketplace without partnering with strategic players in the supply chain arena. We cannot assure you that we will be able to establish such partnerships on terms that are commercially favorable to us, if at all. Even if we establish successful strategic partnerships, we will need to attract wholesalers and suppliers to our e-marketplaces. We cannot assure you that wholesalers and suppliers will choose to participate in our e-marketplaces. In addition, this is a new and unproven business model, and we cannot assure you that potential users of the e-market applications will use them. If we are unsuccessful in establishing these e-market applications or if we are unable to generate transaction fees from them, our revenue growth could be adversely affected.

Our recent undertaking of joint management for the indirect sales channel for our software to tier 3 and tier 4 grocers in the U.S. market may prove less successful than the previous management by Fujitsu USA, which could adversely affect our revenues and operating results.

        In 2002, Retalix and Fujitsu USA established StoreNext USA, a joint venture to sell Retalix software and Fujitsu hardware to the tier 3 and tier 4 grocery sector in the United States. Sales to grocery stores in this sector are primarily made indirectly through regional dealers. We previously targeted this market segment by selling our software to Fujitsu USA, which then resold it to regional dealers and managed the dealer channel. As a result of the joint venture, we have jointly undertaken with Fujitsu direct responsibility for managing the dealer channel for this market segment. If our direct involvement in the management of the dealer channel proves less successful than the previous sole management of this channel by Fujitsu USA, our revenues could be adversely affected and our operating results may suffer.

Disruption of our ASP servers due to security breaches and system failures could harm our business and result in the loss of customers.

        Our ASP servers provide access to and distribution of many of our enterprise software solutions, products and services to our ASP customers. Providing unimpeded access to our ASP servers is critical to servicing our ASP customers and providing superior customer service to them.  Our ASP infrastructure is vulnerable to security breaches, computer viruses or similar disruptive problems.  These systems are also subject to telecommunications failures, power loss and various other system failures.  Any of these occurrences, whether intentional or accidental, could lead to interruptions, delays or cessation of operation of our ASP servers. Our inability to provide continuous access to our ASP servers could cause some of our customers to discontinue subscribing to our ASP and e-market applications and harm our business reputation.

We could be exposed to possible liability for supplying inaccurate information to our e-marketplace and ASP customers, which could result in significant costs, damage our reputation and decreased demand for our products.

        The information provided in our e-market and ASP applications could contain inaccuracies that our customers may not accept and we could face liability for information that we supply to our customers or third parties if the information is inaccurate.  Dissatisfaction of the providers of this information or our customers with inaccuracies could materially adversely affect our ability to attract suppliers and new customers and retain existing customers.  In addition, we may face potential liability for inaccurate information under a variety of legal theories, including defamation, negligence, copyright or trademark infringement and other legal theories based upon the nature, publication or distribution of this information.  Claims of this kind could divert management time and attention and could result in significant cost to investigate and defend, regardless of the merits of any of these claims.  The filing of any claims of this kind may also damage our reputation and decrease demand for our products.

If we are unable to scale our ASP products across multiple enterprises to meet the demands of our customers, our business could be harmed.

        As part of our strategy to sell our software products and services to small chains and single store food retailers, we recently rolled-out our ASP initiatives and we are in the process of adapting our software products to a browser-based environment in order to reduce the costs associated with our enterprise software solutions.  Although our software solutions are currently sold to small chains and single enterprises, we cannot assure you that we will be successful in adapting our software to scale across multiple enterprises as the number of users of our ASP services increase. The failure of our ASP service to support multiple enterprises could harm our business and operating results.

Errors or defects in our software products could diminish demand for our products, injure our reputation and reduce our operating results.

        Our software products are complex and may contain errors that could be detected at any point in the life of the product. We cannot assure you that despite testing by us, our distributors and our current and potential customers, errors will not be found in new products or releases after shipment. This could result in diminished demand for our products, delays in market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs. If any of these were to occur, our operating results could be adversely affected.

Errors or defects in our software products or other vendors’ products with which our products are integrated could adversely affect the market acceptance of our products and expose us to product liability claims from our customers.

        Because our products are generally used in systems with other vendors’ products, they must integrate successfully with these existing systems. As a result, when problems occur in a system, it may be difficult to identify the product that caused the problem. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary revisions could cause us to incur significant expenses. Regardless of the source of these errors or defects, we will need to divert the attention of engineering personnel from our product development efforts to address the detection of the errors or defects. These errors or defects could cause us to incur warranty or repair costs, liability claims or lags or delays. In addition, if software errors or design defects in our products cause damage to our customers’ data and our agreements do not protect us from related product liability claims, our business could be harmed. Our agreements with customers that attempt to limit our exposure to product liability claims may not be enforceable in jurisdictions where we operate. Our insurance policies may not provide sufficient protection should a claim be asserted against us. Moreover, the occurrence of errors or defects, whether caused by our products or the products of another vendor, may significantly harm our relations with customers, or result in the loss of customers, injure our reputation and impair market acceptance of our products.

If we fail to manage our growth effectively, our business could be disrupted, which could harm our operating results.

        We are undergoing rapid growth in the number of our employees, the size of our physical facilities and the scope of our operations, due, in part, to several acquisitions we made in 1999, 2000 and 2001. For example, we had 178 employees on January 1, 1999 and 659 employees on September 30, 2003. This rapid expansion has placed, and is likely to continue to place, a strain on our senior management team and other resources. To be successful, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, research and development, finance, marketing and sales organizations. Any failure to manage growth effectively could disrupt our business and harm operating results.

We are dependent on key personnel to manage our business, the loss of whom could negatively affect our business.

        Our future success depends upon the continued services of our executive officers, and other key sales, marketing, manufacturing and support personnel. In particular, we are dependent on the services of Barry Shaked, our President, Chief Executive Officer and Chairman of our Board of Directors. We do not have “key person” life insurance policies covering any of our employees. Any loss of the services of Mr. Shaked, our executive officers or other key personnel could adversely affect our business.

If we are unable to attract, assimilate or retain qualified personnel, our ability to manufacture, sell and market our products could be adversely impacted.

        The success of our business depends on our ability to attract and retain highly qualified engineers and sales and marketing personnel. Competition for highly-skilled engineers and sales and marketing personnel is intense in our industry, and we may not be successful in attracting, assimilating or retaining qualified engineers and sales and marketing personnel to fulfill our current or future needs.  This could adversely impact our ability to manufacture, sell and market our products.

Antitrust scrutiny of e-marketplace initiatives may adversely affect our business.

        The establishment and operation of e-marketplace initiatives may raise issues under various countries’ antitrust laws.  To the extent that antitrust regulators take adverse action with respect to business-to-business e-commerce exchanges or establish rules or regulations governing these exchanges, or that there is a perception that regulators may do any of the foregoing, the establishment and growth of our e-marketplace initiatives may be delayed, which may adversely affect our business.

Because we operate in international markets, we are subject to additional risks.

        We currently sell our software products and ASP services in a number of countries and we intend to enter additional geographic markets.  Our business is subject to risks, which often characterize international markets, including:

•	potentially weak protection of intellectual property rights;

•	economic and political instability;

•	import or export licensing requirements;

•	trade restrictions;

•	difficulties in collecting accounts receivable;

•	longer payment cycles;

•	unexpected changes in regulatory requirements and tariffs;

•	seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

•	fluctuations in exchange rates; and

•	potentially adverse tax consequences.

Our business and operating results could be harmed if we fail to protect and enforce our intellectual property rights.

        We currently have no patents or patent applications pending.  We rely on a combination of trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.  The laws of some countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights, increasing the possibility of piracy of our technology and products.  Although we intend to vigorously defend our intellectual property rights, we may not be able to prevent misappropriation of our technology.  Our competitors could also independently develop technologies that are substantially equivalent or superior to our technology.

        It may be necessary to litigate to enforce our copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity.  Such litigation can be time consuming, distracting to management, expensive and difficult to predict.  Our failure to protect or enforce our intellectual property could have an adverse effect on our business and results of operation.

Risks Related To Our Location In Israel

Potential political, economic and military instability in Israel may adversely affect our results of operations.

        Our principal offices are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been an increase in hostilities between Israel and the Palestinians, which has adversely affected the peace process and has negatively influenced Israel’s relationship with its Arab citizens and several Arab countries. Such ongoing hostilities may hinder Israel’s international trade relations and may limit the geographic markets where we can sell our products.  Furthermore, certain parties with whom we do business have declined to travel to Israel during this period, forcing us to make alternative arrangements where necessary, and the United States Department of State has issued advisories regarding travel to Israel, impeding the ability of travelers to attain travel insurance. Any hostilities involving Israel or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could adversely affect our operations.

Our results of operations could be negatively affected by the obligations of our personnel to perform military service.

        Two of our executive officers and the majority of our male employees in Israel are obligated to perform military reserve duty, which could accumulate annually from several days to up to two months in special cases and circumstances. The length of such reserve duty depends, among other factors, on an individual’s age and prior position in the army.  In addition, if a military conflict or war occurs, these persons could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for significant periods of one or more of our executive officers, key employees or a significant number of other employees because of military service.  Any disruption in our operations as the result of military service by key personnel could harm our business.

Because some of our financial assets and liabilities are denominated in non-dollar currencies such as the New Israeli Shekel, the British Pound Sterling or the Euro, and because our financial results are measured in U.S. dollars, our results of operations could be harmed, as a result of strengthening or weakening of the dollar compared to these other currencies.

        We generate a majority of our revenues in dollars or in dollar-linked currencies, but some of our revenues are generated in other currencies such as the New Israeli Shekel, the British Pound Sterling and the Euro. As a result, some of our financial assets are denominated in these currencies. A considerable amount of our expenses are generated in dollars or in dollar-linked currencies but some of our expenses such as salaries or hardware costs are generated in other currencies such as the New Israeli Shekel, the British Pound Sterling or the Euro. In addition to our operations in Israel, we are expanding our international operations.  Accordingly, we incur and expect to continue to incur additional expenses in non-dollar currencies. As a result, some of our financial liabilities are denominated in these non-dollar currencies.

        In addition, some of our bank credit is linked to these non-dollar currencies. Most of the time our non-dollar assets are not totally offset by non-dollar liabilities. Due to the fact that our financial results are measured in dollars, our results could be harmed as a result of strengthening or weakening of the dollar compared to these other currencies. Our results could also be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS or other currencies. These measures, however, may not adequately protect us from future currency fluctuations.

The dollar cost of our operations in Israel will increase to the extent increases in the rate of inflation in Israel are not offset by a devaluation of the NIS in relation to the dollar, which would harm our results of operations.

        Since a considerable portion of our expenses such as employees’ salaries are linked to an extent to the rate of inflation in Israel, the dollar cost of our operations is influenced by the extent to which any increase in the rate of inflation in Israel is or is not offset by the devaluation of the NIS in relation to the dollar.  As a result, we are exposed to the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the dollar. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. In 2001 and 2002, the inflation adjusted NIS devalued against the dollar, which lowered the dollar cost of our Israeli operations. In the first nine months of 2003, however, the inflation adjusted NIS appreciated against the dollar, which raised the dollar cost of our Israeli operations. We cannot predict whether in the future the NIS will appreciate against the dollar or vice versa. Any increase in the rate of inflation in Israel, unless the increase is offset on a timely basis by a devaluation of the NIS in relation to the dollar, will increase labor and other costs, which will increase the dollar cost of our operations in Israel and harm our results of operations.

We currently participate in or receive tax benefits from government programs.  These programs require us to meet certain conditions and these programs and benefits could be terminated or reduced in the future, which could harm our business and results of operations.

        We receive tax benefits under the Israeli Law for Encouragement of Capital Investments, 1959 that are designated as “Approved Enterprises.”  To maintain our eligibility for these tax benefits, we must continue to meet several conditions, including among others, making required investments in fixed assets.  If we fail to comply with these conditions in the future, the tax benefits we received could be cancelled.  The Israeli government has reduced the benefits available under this program in recent years and has indicated that it may reduce or eliminate these benefits in the future. These tax benefits may not continue in the future at their current levels or at any level.  From time to time, we submit requests for expansion of our Approved Enterprise programs or for new programs.  These requests might not be approved. The Law for Encouragement of Capital Investments, 1959, will expire on December 31, 2003, unless its terms will be extended. Accordingly, requests for new programs or expansions that are not approved by December 31, 2003 will not confer any tax benefits, unless the term of the law will be extended.  The termination or reduction of these tax benefits could harm our business and results of operations.

Because we have received grants from the Office of the Chief Scientist, we are subject to ongoing restrictions.

        We have received grants from the Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel.  According to Israeli law, any products developed with grants from the Office of the Chief Scientist are required to be manufactured in Israel, unless we obtain prior approval of a governmental committee.  As a condition to obtaining this approval, we may be required to pay the Office of the Chief Scientist up to 300% of the grants we received.  In addition, we are prohibited from transferring to third parties the technology developed with these grants without the prior approval of a governmental committee.

Under current Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

        We currently have non-competition clauses in the employment agreements of most of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. Israeli courts have required employers seeking to enforce non-compete undertakings against former employees to demonstrate that the former employee breached an obligation to the employer and thereby caused harm to one of a limited number of legitimate interests of the employer recognized by the courts such as, the confidentiality of certain commercial information or a company’s intellectual property. In the event that any of our employees chooses to work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise of our former employees obtained from us, if we cannot demonstrate to the court that a former employee breached a legitimate interest recognized by a court and that we suffered damage thereby.

It could be difficult to enforce a U.S. judgment against our officers, our directors and us.

        We are incorporated in the State of Israel.  A substantial number of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it could be difficult to enforce a judgment obtained in the United States against us or any of these persons.  For more information, see the discussion under the section entitled “Enforceability of Civil Liabilities.”

Provisions of Israeli Law could delay, prevent or make difficult a change of control, and therefore depress the price of our shares.

        Provisions of Israeli corporate law may have the effect of delaying, preventing or making more difficult a merger with, or acquisition of, us. The Israeli Companies Law generally provides that a merger be approved by the board of directors and a majority of the shares present and voting on the proposed merger at a meeting called upon at least 21 days’ notice. A merger may not be completed unless at least 70 days have passed since the filing of the merger proposal with the Israeli Registrar of Companies. The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company. Similarly, an acquisition of shares must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a majority shareholder of the company. In any event, if as a result of an acquisition of shares the acquirer will hold more than 90% of a company’s shares, the acquisition must be made by means of a tender offer for all of the shares. Finally, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Risks Related to this Offering and Our Ordinary Shares

Our stock price has fluctuated and could continue to fluctuate significantly.

        The market price for our ordinary shares, as well as the price of shares of other technology companies, has been volatile.  Numerous factors, many of which are beyond our control, may cause the market price of our ordinary shares to fluctuate significantly, such as:

•	fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors;

•	changes in pricing policies by us or our competitors;

•	general market conditions, and changes in market conditions in our industry; and

•	the general state of the securities market.

In addition, trading in shares of companies listed on The Nasdaq National Market in general and trading in shares of technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance.  The price levels of technology stocks traded on The Nasdaq National Market decreased significantly during 2001, 2002 and the first half of 2003.  These broad market and industry factors may depress our share price, regardless of our actual operating results.

Substantial future sales of our ordinary shares may depress our share price.

        If our shareholders sell substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding employee options, or if the perception exists that we or our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall.  Any substantial sales of our ordinary shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and in a place we deem appropriate.

In addition to the proceeds of any offerings under this prospectus, we may need additional financing, which could be difficult to obtain on acceptable terms or at all, and which if not obtained may have an adverse effect on our business.

        In addition to the proceeds of any offerings under this prospectus, we may need to raise additional funds in the future and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. From time to time, we may decide to raise additional funds through public or private debt or equity financings to fund our activities. If we issue additional equity securities, our stockholders will experience additional dilution and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our ordinary shares. In addition, if we raise funds through debt financings, we will have to pay interest and may be subject to restrictive and other covenants, which could adversely impact our business. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated industry changes, any of which could have a material adverse effect on our business.

Our management may apply the net proceeds from the sale of our ordinary shares offered by this prospectus to uses that do not improve our operating results or increase the value of your investment.

        We intend to use the net proceeds from the sale of our ordinary shares offered by this prospectus for general corporate purposes or as otherwise described in an applicable prospectus supplement. See “Use of Proceeds.” Our management will have considerable discretion in the application of the net proceeds. Among other things, the net proceeds may also be used for corporate purposes that do not increase our operating results or market value.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-3, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on June 26, 2003 (SEC File No. 000-29742);

•	The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 15, 1998, including any amendment or report filed for the purpose of updating this description;

•	The financial statements for the period ended March 31, 2003 contained in our report on Form 6-K furnished to the SEC on June 2, 2003;

•	The financial statements for the periods ended June 30, 2003 contained in our report on Form 6-K furnished to the SEC on August 5, 2003;

•	Our report on Form 6-K furnished to the SEC on November 21, 2003.

        We also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Securities Act of 1934 submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.

        As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

        We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Retalix Ltd., 10 Zarhin Street, Raanana 43000 Israel, Attention: Investor Relations. Our phone number is +011-972-9-776-6677.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under “Risk Factors” and elsewhere in this prospectus and any prospectus supplement. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

        We urge you to consider that statements that use the terms “believe,” “do not believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate,” “project” and similar expressions are intended to identify forward-looking statements. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

        Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we currently intend to use the net proceeds of any offering by us for general corporate purposes. General corporate purposes may include working capital, capital expenditures and/or repayment of debt. Pending application of the net proceeds of any offering, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

SHARE CAPITAL

        Our registered share capital consists of a single class of 25,000,000 ordinary shares, par value NIS 1.00 per share. On September 30, 2003, we had outstanding 12,503,076 ordinary shares, and stock options to purchase an aggregate of 3,467,532 ordinary shares at a weighted average exercise price of $14.13, with the latest expiration date of these options being April 30, 2008 (of which options to purchase an aggregate of 2,720,015 ordinary shares were exercisable as of September 30, 2003). Our ordinary shares do not have preemptive rights.

        From January 1, 2001 through September 30, 2003, we have issued a total of 1,190,027 ordinary shares. 1,018,187 of these shares were issued through the exercise of options, at an average exercise price of $7.82 per share; 132,810 of these shares were issued in connection with our acquisition of Bass Inc.; and 39,030 of these shares were issued in connection with our acquisition of minority interests in various of our subsidiaries.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2003:

As of September 30, 2003
Dollars in thousands (Unaudited)

Cash, cash equivalents, short-term bank deposits, marketable
securities and non-current marketable securities-bonds	$42,255

Short term debt	$9,736
Long term debt	3,173

Total debt	$12,909

Share capital - ordinary shares of NIS 1.00 par value (authorized:
25,000,000 shares; issued and outstanding: 12,503,076 shares)	$3,598
Additional paid-in capital	36,100
Retained earnings	26,653

Total shareholders' equity	$66,351

Total capitalization	$79,260

        The foregoing information excludes 3,467,532 ordinary shares issuable, as of September 30, 2003, upon the exercise of options granted under our share option plans. During the period from October 1, 2003 through November 18, 2003, we issued approximately 380,000 ordinary shares upon the exercise of options by employees for total consideration of approximately $3.7 million.

DIVIDEND POLICY

        Since 1995, we have not paid cash dividends on our ordinary shares, and we do not intend to pay cash dividends in the foreseeable future. The Israel Companies Law restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they come due. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory profits, financial condition, operating results and current and anticipated cash needs. In the event cash dividends are declared by us, such dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

PLAN OF DISTRIBUTION

        We may sell our ordinary shares from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

        Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        We, directly or through agents, may sell, and the underwriters may resell, our ordinary shares from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

        We will describe the method of distribution of the ordinary shares in the applicable prospectus supplement.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the ordinary shares. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of the ordinary shares an option to purchase additional ordinary shares to cover over-allotments, if any, in connection with the distribution.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        If so indicated in the prospectus supplement relating to an issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the ordinary shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the ordinary shares originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the ordinary shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in the ordinary shares on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the ordinary shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

        In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        The following table sets forth the fees and expenses payable by us in connection with the registration of our ordinary shares under the Registration Statement to which this prospectus relates:

Securities and Exchange Commission Filing Fee	$ 6,796
Accounting Fees and Expenses	*20,000
Legal Fees and Expenses	*15,000
Miscellaneous Fees and Expenses	*5,204
Total	$ 47,000

* Estimated

LEGAL MATTERS

        Certain legal matters with respect to Israeli law, including the validity of the offered shares, will be passed upon for us by our Israeli counsel, Goldfarb, Levy, Eran & Co. Sullivan & Worcester LLP has acted as our U.S. counsel in connection with the filing of the Registration Statement to which this prospectus relates.

EXPERTS

        The consolidated financial statements of Retalix as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to Retalix’s Annual Report on Form 20-F for the year ended December 31, 2002, except as they relate to certain consolidated subsidiaries, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the certain consolidated subsidiaries referred to above, not separately presented in such Annual Report, whose revenues constituted approximately 35%, 36% and 19% of Retalix’s total consolidated revenues for the years ended December 31, 2002, 2001 and 2000, respectively, have been audited by other independent auditors whose reports have also been incorporated in this prospectus by reference to Retalix’s Annual Report on Form 20-F for the year ended December 31, 2002, have been so incorporated in reliance on such reports given on the authority of such firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        We have irrevocably appointed Retalix USA Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of this offering or any purchase or sale of securities in connection with this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Israeli Companies Law — 1999 (the “Companies Law”) permits a company to exempt from liability an office holder for the breach of his or her duty of care towards the company, but not for the breach of his or her duty of loyalty. The aforementioned exemption from the breach of the duty of care can also be made in advance, if the company’s articles of association include a provision permitting this.

According to the Companies Law, a company is entitled, if its articles of association so provide, to indemnify an office holder for the following liability or expenses borne by him or her as a result of an act performed in his or her capacity as an office holder:

    (1) a financial obligation imposed upon him or her in favor of another person by a court judgment, including a settlement or an arbitrator’s award approved by court; or

    (2) reasonable litigation expenses, including attorneys’ fees, expended by an office holder or charged to him or her by a court, in a proceeding instituted against him or her by the company or on its behalf or by another person, or in a criminal charge from which he or she was acquitted, or in a criminal charge in which he or she was convicted of a criminal offense that does not require proof of criminal intent.

The term “office holder” is defined as a director, general manager, chief business manager, vice general manager, executive vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of the foregoing, without regard to such person’s title.

A provision in the company’s articles of association that relates to indemnification can be:

    (1) a provision authorizing the company to give an undertaking in advance to indemnify an office holder, as long as that undertaking is limited to categories of events which the board of directors deems to be foreseeable on the date of the undertaking to indemnify and limited in amount as determined by the board of directors to be reasonable under the circumstances; or

    (2) a provision that permits a company to indemnify an office holder retroactively.

According to the Companies Law, a company is entitled, if an appropriate provision is included in its articles of association, to obtain an insurance policy for the liability of an office holder for an act performed by such person in his or her capacity as an office holder with respect to:

    (1) a breach of the office holder’s duty of care towards the company or another;

    (2) a breach of the office holder’s duty of loyalty towards the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company; or

    (3) a financial obligation imposed upon him or her in favor of another person.

The Companies Law provides that a company may not exempt or indemnify an office holder nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

    (1) a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

    (2) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

    (3) any act or omission done with the intent to derive an illegal personal benefit; or

    (4) any fine levied against the office holder.

The articles of association of Retalix provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under applicable law, the company may resolve to exempt in advance an office holder from all or part of his or her responsibility or liability for damages caused to the company due to a breach of such office holder’s duty of care towards the company.

The articles of association of Retalix provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under applicable law, the company may indemnify an office holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such office holder in his or her capacity as an office holder of the company:

    (1) a monetary liability imposed on an office holder pursuant to a judgment in favor of another person, including a judgment imposed on such office holder in a settlement or in an arbitration decision that was approved by a court of law; and

    (2) reasonable legal expenses, including attorney’s fees, which the office holder incurred or with which the office holder was charged by a court of law, in a proceeding brought against the office holder, by the company, on its behalf or by another person, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of criminal intent.

Retalix may provide the foregoing indemnification (a) retroactively and (b) as a commitment in advance to indemnify an office holder, provided that such commitment shall be limited to:

    (1) such events that in the opinion of the board of directors can be foreseen at the time the undertaking to indemnify is provided;

    (2) to the amounts that the board of directors deems reasonable under the circumstances; and

    (3) a total amount of indemnification (for all persons Retalix has resolved to indemnify for the matters and in the circumstances described herein) not to exceed, in the aggregate, one quarter (25%) of Retalix’s total shareholders equity at the time of the actual indemnification.

The articles of association of Retalix provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, Retalix my enter into an agreement to insure an office holder for any responsibility or liability that may be imposed on such office holder in connection with an act performed by such office holder in his or her capacity as an office holder, with respect to each of the following:

    (1) violation of the duty of care of the officeholder towards Retalix or towards another person;

    (2) a breach of the fiduciary duty towards Retalix, provided, that the office holder acted in good faith and with reasonable grounds to assume that such action would not prejudice the benefit of Retalix; and

    (3) a financial obligation imposed on the office holder for the benefit of another person.

The articles of association also provide that Retalix may not indemnify an office holder for, or procure insurance to cover, any of the following:

    (1) a breach of an office holder’s fiduciary duty, except if such office holder acted in good faith and with reasonable grounds to assume that such action would not prejudice the benefit of Retalix;

    (2) a grossly negligent or intentional violation of an office holder’s duty of care;

    (3) an action intended to reap a personal gain illegally; and

    (4) a fine or ransom levied on an office holder.

Retalix has purchased directors’ and officers’ liability insurance which will cover certain of the matters for which the office holders are indemnified.

Reference is made to the underwriting agreement to be filed or incorporated by reference in connection with any offering of shares pursuant to this Registration Statement which may contain certain provisions for the indemnification by the underwriters of Retalix, directors, officers, controlling persons and other office holders under certain circumstances.

ITEM 9.EXHIBITS

Exhibit No	Description
1.1 * 4.2 ** 5.1 23.1 23.2 23.3 23.4 23.5 24 __________ * **
Form of underwriting agreement.
Form of share certificate.
Opinion of Goldfarb, Levy, Eran & Co. with respect to the validity of the securities being registered.
Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5.1).
Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.
Consent of Nation Smith Hermes Diamond.
Consent of Flagel, Huber, Flagel & Co.
Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.
Power of Attorney (included on signature page).

To be filed by post-effective amendment or incorporated by reference in connection with the offering of any ordinary shares, as appropriate.
Previously filed as an exhibit to our Registration Statement on Form F-1, File No. 333-8948, and
incorporated by reference herein.

ITEM 10. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 8. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raanana, in the State of Israel, on November 20, 2003.

Retalix Ltd. BY: /S/ Barry Shaked —————————————— Barry Shaked President, Chief Executive Officer and Chairman of the Board

        KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Barry Shaked and Daniel Moshaioff or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Barry Shaked	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 20, 2003

Barry Shaked

/s/ Daniel Moshaioff	Chief Financial Officer (Principal Financial and Accounting Officer)	November 20, 2003

Daniel Moshaioff

/s/ Brian Cooper	Director	November 20, 2003

Brian Cooper

	Director	November 20, 2003

Orly Eshkar

/s/ Ilan Horesh	Director	November 20, 2003

Ilan Horesh

/s/ Elli Streit	Director	November 20, 2003

Elli Streit

/s/ Ian O'Reilly	Director	November 20, 2003

Ian O'Reilly

/s/ Amnon Lipkin-Shahak	Director	November 20, 2003

Amnon Lipkin-Shahak

Authorized Representative in the United States: Retalix USA Inc. BY: /S/ Barry Shaked —————————————— Barry Shaked Chairman of the Board November 20, 2003

Exhibit 5.1

GOLDFARB, LEVY, ERAN & CO.

November 20, 2003

Retalix Ltd.
10 Zarhin Street
Raanana, 43000
Israel

Dear Sirs:

        We refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Retalix Ltd. (the “Company”), relating to the issuance and sale, from time to time, of up to 4,100,000 of the Company’s Ordinary Shares, par value NIS 1.00 per share (the “Shares”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, upon the Board of Directors, the Pricing Committee thereof, and the duly authorized officers of the Company having taken all necessary corporate action to approve the issuance of the Shares, and the Company’s receiving consideration for the Shares in such amount and in such form as may be determined by the Board of Directors or the Pricing Committee thereof, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and the references to this firm in the sections of the prospectus titled “Legal Matters” and “Enforceability of Civil Liabilities”. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran & Co.

Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 12, 2003 relating to the financial statements, which appears in Retalix Ltd. Annual Report on Form F-20 for the year ended December 31, 2002. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesslman
November 20, 2003	Certified Public Accountants (Isr.)

Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Retalix Holdings, Inc.
Palno, Texas

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on From F-3 for Retalix, Ltd. (the Company), of our report dated February 1, 2003, relating to the consolidated financial statement of Retalix holdings, Inc., appearing in the Company’s annual Report on From 20-F as of and for the year ended December 31, 2002.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on From F-3 for Retalix, Ltd. (the Company), of our report dated February 5, 2002, relating to the consolidated financial statements of Retalix USA, Inc., appearing in the Company’s Annual Report on From 20-F as of and for the year ended December 31, 2001.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on From F-3 for Retalix, Ltd. (the Company), of our report dated January 24, 2001, relating to the financial statement of Retalix USA, Inc., appearing in the Company’s Annual Report on From 20-F for the year ended December 31, 2000.

BY: /S/ Nation Smith Hermes Diamond —————————————— San Diego California November 18, 2003

Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-3 of Retalix Ltd. (the “Company”) of our report dated April 12, 2002 relating to the financial statements of Bass, Inc., which appears in the Company’s Report on Form 6-K for the month of November 2003.

BY: /S/ Flagel, Huber, Flagel & Co. —————————————— Certified Public Accountants Dayton, Ohio November 20, 2003

Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Retalix Ltd. of our report dated April 15, 2001 relating to the financial statements of Tradanet Electronic Commerce Services Ltd. for the three months ended March 31, 2001, which appears in Retalix Ltd. Current Report on Form 6-K.

Tel-Aviv, Israel	/s/ Kesselman & Kesslman
November 20, 2003	Certified Public Accountants (Isr.)